Exhibit 10.4

EXECUTION COPY

CREDIT AGREEMENT

Dated as of October 6, 2005

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Lenders

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Administrative Agent and Collateral Agent,

and

NEWTON ACQUISITION, INC.,

and

NEWTON ACQUISITION MERGER SUB, INC. (to be merged with and into The Neiman Marcus Group, Inc.)

and

The subsidiaries of The Neiman Marcus Group, Inc. from time to time party hereto

CREDIT SUISSE
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Arrangers

CREDIT SUISSE
DEUTSCHE BANK SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Bookrunners

CREDIT SUISSE
BANC OF AMERICA SECURITIES LLC
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Syndication Agents

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Documentation Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Defined Terms
SECTION 1.02. Classification of Loans and Borrowings
SECTION 1.03. Terms Generally
SECTION 1.04. Accounting Terms; GAAP
SECTION 1.05. Effectuation of Transactions

ARTICLE II

The Credits

SECTION 2.01. Commitments
SECTION 2.02. Loans and Borrowings
SECTION 2.03. Requests for Borrowings
SECTION 2.04. Protective Advances
SECTION 2.05. Swingline Loans
SECTION 2.06. Letters of Credit
SECTION 2.07. Funding of Borrowings
SECTION 2.08. Type; Interest Elections
SECTION 2.09. Termination and Reduction of Commitments
SECTION 2.10. Repayment of Loans; Evidence of Debt
SECTION 2.11. Prepayment of Loans
SECTION 2.12. Fees
SECTION 2.13. Interest
SECTION 2.14. Alternate Rate of Interest
SECTION 2.15. Increased Costs
SECTION 2.16. Break Funding Payments
SECTION 2.17. Taxes
SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs
SECTION 2.19. Mitigation Obligations; Replacement of Lenders
SECTION 2.20. Illegality
SECTION 2.21. Cash Receipts
SECTION 2.22. Reserves; Change in Reserves
SECTION 2.23. Increase in Commitments

ARTICLE III

Representations and Warranties

SECTION 3.01. Organization; Powers
SECTION 3.02. Authorization; Enforceability

SECTION 3.03. Governmental Approvals; No Conflicts
SECTION 3.04. Financial Condition; No Material Adverse Change
SECTION 3.05. Properties
SECTION 3.06. Litigation and Environmental Matters
SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits
SECTION 3.08. Investment and Holding Company Status
SECTION 3.09. Taxes
SECTION 3.10. ERISA
SECTION 3.11. Disclosure
SECTION 3.12. Material Agreements
SECTION 3.13. Solvency
SECTION 3.14. Insurance
SECTION 3.15. Capitalization and Subsidiaries
SECTION 3.16. Security Interest in Collateral
SECTION 3.17. Labor Disputes
SECTION 3.18. Federal Reserve Regulations
SECTION 3.19. Transaction Documents
SECTION 3.20. Senior Indebtedness

ARTICLE IV

Conditions

SECTION 4.01. Closing Date
SECTION 4.02. Each Credit Event
SECTION 4.03. Holdings’ Right To Cure

ARTICLE V

Affirmative Covenants

SECTION 5.01. Financial Statements; Borrowing Base and Other Information
SECTION 5.02. Notices of Material Events
SECTION 5.03. Existence; Conduct of Business
SECTION 5.04. Payment of Obligations
SECTION 5.05. Maintenance of Properties
SECTION 5.06. Books and Records; Inspection Rights; Appraisals; Field Examinations
SECTION 5.07. HSBC Agreement and Permitted Replacement Credit Card Program
SECTION 5.08. Compliance with Laws
SECTION 5.09. Use of Proceeds
SECTION 5.10. Insurance
SECTION 5.11. Additional Collateral; Further Assurances
SECTION 5.12. Maintenance of Corporate Separateness
SECTION 5.13. Designation of Subsidiaries
SECTION 5.14. 2008 Notes Redemption

ARTICLE VI

Negative Covenants

SECTION 6.01. Indebtedness
SECTION 6.02. Liens
SECTION 6.03. Fundamental Changes
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions
SECTION 6.05. Asset Sales
SECTION 6.06. Sale and Lease-Back Transactions
SECTION 6.07. Swap Agreements
SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness
SECTION 6.09. Transactions with Affiliates
SECTION 6.10. Restrictive Agreements
SECTION 6.11. Amendment of Material Documents
SECTION 6.12. Certain Equity Securities
SECTION 6.13. Designated Disbursement Account

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default
SECTION 7.02. Exclusion of Immaterial Subsidiaries

ARTICLE VIII

The Agent

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices
SECTION 9.02. Waivers; Amendments
SECTION 9.03. Expenses; Indemnity; Damage Waiver
SECTION 9.04. Successors and Assigns
SECTION 9.05. Survival
SECTION 9.06. Counterparts; Integration; Effectiveness
SECTION 9.07. Severability
SECTION 9.08. Right of Setoff
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.10. WAIVER OF JURY TRIAL
SECTION 9.11. Headings
SECTION 9.12. Confidentiality
SECTION 9.13. Several Obligations; Nonreliance; Violation of Law
SECTION 9.14. USA PATRIOT Act
SECTION 9.15. Disclosure
SECTION 9.16. Appointment for Perfection

SECTION 9.17. Interest Rate Limitation
SECTION 9.18. Effectiveness of the Merger
SECTION 9.19. INTERCREDITOR AGREEMENT

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty
SECTION 10.02. Guaranty of Payment
SECTION 10.03. No Discharge or Diminishment of Loan Guaranty
SECTION 10.04. Defenses Waived
SECTION 10.05. Rights of Subrogation
SECTION 10.06. Reinstatement; Stay of Acceleration
SECTION 10.07. Information
SECTION 10.08. Taxes
SECTION 10.09. Maximum Liability
SECTION 10.10. Contribution
SECTION 10.11. Liability Cumulative
SECTION 10.12. Release of Loan Guarantors

SCHEDULES:

Commitment Schedule
Schedule 1.01(a)	—	Existing Letters of Credit
Schedule 1.01(b)	—	Immaterial Subsidiaries
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 1.01(d)	—	Specified HSBC Arrangement Accounts
Schedule 2.21(a)	—	DDAs
Schedule 2.21(b)	—	Credit Card Arrangements
Schedule 2.21(c)	—	Blocked Accounts
Schedule 3.05(a)	—	Properties
Schedule 3.05(g)	—	Intellectual Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.17	—	Labor Disputes
Schedule 4.01(b)	—	Local Counsel
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05	—	Specified Asset Sales
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Borrower’s Website for Electronic Delivery

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Joinder Agreement
Exhibit E — Form of Letter of Credit Request
Exhibit F — Form of Borrowing Request
Exhibit G — Form of Promissory Note

CREDIT AGREEMENT dated as of October 6, 2005 (this “Agreement”), among NEWTON ACQUISITION MERGER SUB, INC. (“Merger Sub” and, prior to the Merger (as defined below), the “Borrower”), a Delaware corporation to be merged with and into THE NEIMAN MARCUS GROUP, INC., a Delaware corporation (“Neiman Marcus” and, after the Merger, the “Borrower”), NEWTON ACQUISITION, INC., a Delaware corporation (“Holdings”), each subsidiary of Neiman Marcus from time to time party hereto, the Lenders (as defined in Article I) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Agent”).

Pursuant to or in connection with the Merger Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), (a) Merger Sub will merge (the “Merger”) with and into Neiman Marcus, with (i) the outstanding capital stock of Neiman Marcus being converted into (and certain outstanding options to purchase, and outstanding stock unit awards representing the right to receive, shares of capital stock of Neiman Marcus being canceled in exchange for) the right to receive an aggregate amount of approximately $5,110,800,000 in cash (the “Merger Consideration”), subject to dissenters’ rights, (ii) Neiman Marcus surviving as a wholly owned subsidiary of Holdings and (iii) Neiman Marcus assuming by operation of law all of the Obligations of Merger Sub under this Agreement and the other Loan Documents, (b) the Borrower will obtain the Senior Secured Term Loan Facility in an initial aggregate principal amount of $1,975,000,000, (c) the Borrower will issue, in a public offering or in a Rule 144A or other private placement, (i) $700,000,000 aggregate principal amount of its Senior Notes and (ii) $500,000,000 aggregate principal amount of its Senior Subordinated Notes, (d) the Equity Contribution will be made, (e) the Existing Bank Debt Refinancing will be effected, (f) the 2008 Notes Call for Redemption will be effected, (g) the 2028 Debentures and the 2008 Notes will be secured by the Pari Passu Liens and (h) the Transaction Costs will be paid.

In connection with the foregoing, (a) the Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $600,000,000, (b) the Borrower has requested the Swingline Lender to extend credit, at any time and from time to time during the Availability Period, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $25,000,000 and (c) the Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $150,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely (a) with respect to the Initial Revolving Borrowing, to finance, in part, the Transactions and the redemption after the Closing Date of the 2008 Notes (to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Borrowing Purposes”) and for the other Permitted Initial Revolving Borrowing Purposes and (b) with respect to all other borrowings thereof, for general corporate purposes.

The Lenders and the Swingline Lender are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Additional Commitment Lender” has the meaning set forth in Section 2.23(a).

“Adjusted LIBOR Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Revolving Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time) and (b) with respect to Protective Advances, a percentage based upon its share of the unused Commitments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Rate Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Rate

Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date, provided that until the first Adjustment Date occurring at least one full fiscal quarter after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Average Historical Excess Availability	ABR Spread	LIBOR Rate Spread
Category 1
Average Historical Excess Availability less than or equal to $200,000,000	0.00%	1.75%

Category 2
Average Historical Excess Availability greater than $200,000,000, but less than or equal to $300,000,000	0.00%	1.50%

Category 3
Average Historical Excess Availability greater than $300,000,000	0.00%	1.25%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Available Commitment” means, at any time, the Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent, from time to time determines in its Permitted Discretion, as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Inventory included in the Borrowing Base (including claims that the Agent reasonably determines will need to be satisfied in connection with the realization upon such Collateral).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date (with the Borrowing Base for any such day used to determine “Excess Availability” calculated by reference to the most recent Borrowing Base Certificate delivered to the Agent on or prior to such day pursuant to Section 5.01(h)).

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Exposure (excluding any Revolving Exposure resulting from any outstanding Swingline Loans) for the three-month period immediately preceding such Adjustment Date, divided by the aggregate Commitments at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party at the written request of such Loan Party by the Agent, any Lender or any of their Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Agent from time to time after the occurrence and during the continuance of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated liabilities and obligations of the Loan Parties in respect of Banking Services then provided or outstanding.

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(c).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.

“Borrowing Base” means, at any time, (a) the lesser of (i) 80% of Eligible Inventory (net of Inventory Reserves), valued at the lower of Cost and market value, and (ii) 85% of Net Orderly Liquidation Value of Eligible Inventory (net of Inventory Reserves not already reflected in the determination of Net Orderly Liquidation Value), minus (b) without duplication, the then amount of all Availability Reserves and other Reserves as the Agent may at any time and from time to time in the exercise of its Permitted Discretion establish.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h).

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit B or another form which is acceptable to the Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, (a) any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, less (b) any expenditure which is contractually required to be, and is, reimbursed to the Loan Parties in cash by a third party (including landlords and developers) during such period of calculation.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than fifty percent (50%) of the amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Closing Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owed by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of Holdings (or the Borrower existing after a Qualified Public Offering of the Borrower) shall be occupied by persons who were (x) members of the board of directors of Holdings on the Closing Date after giving effect to the Merger or nominated by the board of directors of Holdings (or of the Borrower after a Qualified Public Offering of the Borrower) or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Borrower shall occur under and as defined in the New Notes, the Senior Secured Term Loan Facility, the 2028 Debentures or any other Subordinated Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness, or (d) at any time prior to a Qualified Public Offering of the Borrower, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors” means the investment funds associated with each of Credit Suisse First Boston and Leonard Green & Partners, L.P., which are making a portion of the Equity Contribution, and their respective Affiliates.

“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Lenders, to secure the Secured Obligations; provided, however, that Collateral shall not at any time include any Margin Stock.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Protective Advances, Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $600,000,000.

“Commitment Fee Rate” means (a) for any day from the Closing Date until the first Adjustment Date occurring at least one full fiscal quarter after the Closing Date, a rate equal to 0.375% per annum, and (b) for any day thereafter, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Rate
Less than 50%	.375%
Greater than or equal to 50%	.25%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Commitment Increase” has the meaning set forth in Section 2.23(a).

“Commitment Increase Date” has the meaning set forth in Section 2.23(c).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are reasonably satisfactory to the Agent (it being acknowledged by the Agent that such adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” in the indentures governing the New Notes shall be satisfactory to it).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Borrower and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit issued in the ordinary course of business) and (b) the aggregate amount of all outstanding Disqualified Equity Interests of the Borrower and all Disqualified Equity Interests and preferred stock of the Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Equity Interests and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.  For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Equity Interests or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s audited financial statements (pursuant to which the retail method of accounting is utilized for substantially all merchandise Inventories).

“Credit Card Notification” has the meaning assigned to such term in Section 2.21(c).

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrower, net of any dormancy reserves maintained by the Borrower on its books and records in the ordinary course of business consistent with past practices and (c) liabilities associated with the Borrower’s InCircle customer rewards program.

“Customer Credit Liabilities Reserve” means, as of any date, an amount equal to 50% of the Customer Credit Liabilities as reflected in the Borrower’s books and records.

“Customer Deposits” means, at any time, the aggregate balance at such time of outstanding customer deposits of the Borrower, net of any dormancy reserves maintained by the Borrower on its books and records in the ordinary course of business consistent with past practices.

“Customer Deposits Reserve” means, as of any date, an amount equal to 100% of the Customer Deposits as reflected in the Borrower’s books and records.

“DBTCA” means Deutsche Bank Trust Company Americas, a New York banking corporation, acting in its individual capacity, and its successors and assigns.

“DBTCA Account” has the meaning assigned to such term in Section 2.21(d).

“DDA Notification” has the meaning assigned to such term in Section 2.21(c).

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties; provided that references herein to DDAs shall be deemed not to refer to any Specified Segregated Account.  All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit, Swingline Loan or Protective Advance required to be made or funded by it hereunder, (b) notified the Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Designated Disbursement Account” has the meaning assigned to such term in Section 2.21(d).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated; provided that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning set forth in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District Columbia.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of any tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary, non-recurring or unusual charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) any charges or expenses related to the Transactions, (vii) payments made pursuant to Section 6.09(h) and (viii) facilities closure, severance and other restructuring expenses as shall be reasonably approved by the Agent, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) or (a)(v) taken in a prior period and (ii) any extraordinary, non-recurring or unusual gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, (iii) any Affiliate of a Lender under common control with such Lender or (iv) an Approved Fund of a Lender, provided that in any event, “Eligible Assignee” shall not include (v) any natural person (which for this purpose shall not include Credit Suisse or any of its branches or Affiliates engaged in the business of making commercial loans), (w) any Defaulting Lender, (x) Holdings or the Borrower or any Affiliate thereof, (y) any Sponsor or any of their respective Affiliates or (z) any “creditor”, as defined in Regulation T, or “foreign branch of a broker-dealer”, within the meaning of Regulation X; provided, however, that upon the occurrence of an Event of Default, no Person (other than a Lender) shall be an “Eligible Assignee” if the assignment of any Commitment to such Person would cause such Person to have Commitments in excess of twenty-five percent (25%) of the then outstanding total aggregate Commitments.

“Eligible Inventory” means, at any time, all Inventory of the Borrower and the other Loan Parties; provided, however, that Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority (subject to Permitted Encumbrances arising by operation of law) perfected Lien in favor of the Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance arising by operation of law or (iv) a Landlord Lien as to which a Landlord Lien Reserve applies;

(c)           which is slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Loan Parties’ customary practices), obsolete, unmerchantable, defective, used or unfit for sale;

(d)           which does not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;

(e)           which is not owned only by one or more Loan Parties;

(f)            which is not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(g)           which is not located in the U.S. or is in transit with a common carrier from vendors or suppliers;

(h)           which is located at any location (other than a retail store or clearance center) leased by a Loan Party, unless (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Agent in its Permitted Discretion;

(i)            which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by the Agent in its Permitted Discretion;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is the subject of a consignment by the Borrower as consignor;

(l)            which is reported in the Borrower’s books and records as part of the Borrower’s “Epicure” division or, without duplication of the foregoing, is perishable, to the extent the book value of such Inventory exceeds $5,000,000;

(m)          which contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(n)           which is not reflected in a current retail stock ledger report of the Borrower or any of its Subsidiaries (except as to goods received but not recorded in the retail stock ledger during the last three (3) days of a month); or

(o)           which is acquired in connection with a Permitted Acquisition to the extent the Agent shall not have received a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Sponsors, the Co-Investors, the Management Stockholders and certain other Persons investing through Newton Co-Invest I LLC or Newton Co-Invest II LLC, in an aggregate amount of not less than 25% of the total consolidated capitalization of Holdings on the Closing Date, after giving pro forma effect to the consummation of the Transactions and the redemption after the Closing Date of the 2008 Notes, in cash to Holdings (or any direct or indirect parent thereof) as common equity and/or preferred equity having terms reasonably satisfactory to the Joint Lead Arrangers, and the cash contribution by Holdings (or any direct or indirect parent thereof) of the amount so received to Merger Sub (or if by a direct or indirect parent of Holdings, by such parent to Holdings and by Holdings to Merger Sub) in respect of Holdings’ common equity and/or preferred equity in Merger Sub having terms reasonably satisfactory to the Joint Lead Arrangers or in exchange for the issuance to Holdings of Equity Interests of Merger Sub.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of the aggregate total Commitments at such time and the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h)), minus (b) the aggregate Revolving Exposures of all Revolving Lenders at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Bank Debt Refinancing” means the payment in full of all amounts, if any, due or owing under the Existing Credit Agreement, the termination of all commitments thereunder and the release and discharge of all guarantees thereof (if any) and all security therefor (if any).

“Existing Credit Agreement” means the $350,000,000 Credit Agreement dated June 9, 2004 among Neiman Marcus, the lenders party thereto, Bank of America, N.A., as syndication agent, Wachovia Bank, N.A., Wells Fargo Bank National Association and BNP Paribas, as documentation agents, and JPMorgan Chase Bank, as administrative agent.

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Borrower or any other Loan Party by a Lender or an Affiliate of a Lender that is (a) outstanding on the Closing Date and (b) listed on Schedule 1.01(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of May 26, 2005, by and among the Borrower, the Agent, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P.

“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) cash Interest Expense, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Indebtedness of the Borrower and the Subsidiaries made during such period (other than payments made by the Borrower or any Subsidiary to the Borrower or a Subsidiary), plus (c) expense for taxes paid in cash, plus (d) dividends or distributions paid in cash, plus (e) Restricted Debt Payments, plus (f) scheduled Capital Lease Obligation payments, all calculated for such period for the Borrower and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures, excluding (i) any Capital Expenditure made with proceeds applied within twelve (12) months of receipt of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory) or (ii) any portion of the purchase price for a Permitted Acquisition which is classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.  For purposes of calculating the Fixed Charge Coverage Ratio with respect to measurement periods that include periods prior to the Closing Date, for those components of such ratio set forth below, the amounts thereof for the fiscal quarters set forth below shall be deemed to be the amounts thereof set forth below:

Fiscal Quarter Ending	Interest Expense	Taxes	Unfinanced Capital Expenditures
January 31, 2005	$66,000,000	$0	$33,000,000
April 30, 2005	$66,000,000	$0	$33,000,000
July 30, 2005	$66,000,000	$0	$33,000,000
October 31, 2005	$66,000,000	$0	$33,000,000

“Foreign Lender” means a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“HSBC Agreements” means the Purchase, Sale and Servicing Transfer Agreement dated as of June 8, 2005, among HSBC Bank Nevada, N.A., HSBC Finance Corporation (together with their Affiliates, “HSBC”), Neiman Marcus and Bergdorf Goodman, Inc., and all material agreements and instruments entered into in connection therewith, including the Credit Card Program Agreement and the related Services Agreement, in each case, as amended from time to time in accordance with the terms of this Agreement.

“HSBC Arrangements” means the private label credit card program between the Borrower and HSBC pursuant to the terms of the HSBC Agreements.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by the Borrower to the Agent and that (i) contributed 2.5% or less of EBITDA for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination, (ii) had consolidated assets representing 2.5% or less of the consolidated total assets of the Borrower and the Subsidiaries on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination and (iii) did not own any Inventory with an aggregate value of more than $5,000,000.  The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(b).

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse), without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (e) all Obligations of such Person in respect of Disqualified Equity Interests, (f) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other Guarantee issued by such other Person, (g) any Swap Obligation, except that if any Swap Agreement relating to such Swap

Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others Guaranteed by such Person.  For all purposes hereof, the Indebtedness of any Person shall exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated September 2005, relating to the Borrower and the Transactions.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Loans or issuances or deemed issuances of Letters of Credit on the Closing Date in an amount not to exceed the aggregate amount specified or referred to in the definition of the term “Permitted Initial Revolving Borrowing Purposes”.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the date hereof, among Holdings, the Borrower, the Subsidiaries party from time to time thereto, the Agent and the Term Loan Agent (as defined in the Intercreditor Agreement).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations and Synthetic Lease Obligations and the interest portion of any deferred payment obligation, but excluding amortization of deferred financing costs and amortization of original issue discount on any Indebtedness) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP; provided that there shall be excluded therefrom any Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Maturity Date, (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day), and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Issuing Bank” means each of Deutsche Bank Trust Company Americas and Credit Suisse and any other Lender which at the request of the Borrower and with the consent of the Agent (not to be unreasonably withheld) agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (including but not limited to, with respect to Deutsche Bank Trust Company Americas, Deutsche Bank AG New York Branch), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Notwithstanding the foregoing, no “creditor”, as defined in Regulation T, or “foreign branch of a broker-dealer”, within the meaning of Regulation X, may be an Issuing Bank.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Credit Suisse and Deutsche Bank Securities Inc.

“Landlord Lien” means any Lien of a landlord on the Borrower’s or any Subsidiary’s property, granted by statute.

“Landlord Lien Reserve” means an amount equal to up to two months’ rent for all of the Loan Parties’ leased locations where Eligible Inventory is located in each Landlord Lien State, other than leased locations with respect to which the Agent shall have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agent.

“Landlord Lien State” means (i) each of Washington, Virginia and Pennsylvania and (ii) such other state(s) that the Agent determines after the Closing Date and notifies the Borrower thereof, that, as a result of a change in law (or in the interpretation or application thereof by any Governmental Authority) occurring after the Closing Date a landlord’s claim for rent has priority by operation of law over the Lien of the Agent in any of the Collateral consisting of Eligible Inventory.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR Rate” means, with respect to any Interest Period, (a) the rate per annum for Dollar deposits approximately equal to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined and with maturities comparable to the Interest Period for which such LIBOR Rate would apply, which appears on the Telerate Page 3750 at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period and (b) if no such rate so appears on the Telerate Page 3750, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by the Agent for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loans for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 a.m. two (2) Business Days prior to the commencement of such Interest Period.  The term “Telerate Page 3750” shall mean the display designated as Page 3750 on the Telerate Services (or such other page as may replace such page on such service for the purpose of displaying a comparable rate).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means the determination by the Agent that Excess Availability on any day is less than $60,000,000, provided that the Agent has notified the Borrower thereof.  For purposes of Section 2.21 only, the occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds $60,000,000 for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing for purposes of Section 2.21; provided that a Liquidity Event may not be cured as contemplated by this sentence more than two times in any four-fiscal-quarter period.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Collateral Documents and the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary (other than (i) subject to compliance with Section 5.11, any Domestic Subsidiary that is an Immaterial Subsidiary and (ii) any Unrestricted Subsidiary), and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Management Services Agreement” means the agreement among Holdings, the Borrower and the Sponsors dated as of October 6, 2005, as amended from time to time in accordance with the terms hereof, pursuant to which the Sponsors agree to provide certain advisory services to Holdings and the Borrower in exchange for certain fees.

“Management Stockholders” means the management officers or employees of the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof on the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent, the Issuing Banks or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 6, 2010 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Merger” has the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 1, 2005, among Holdings, Merger Sub and Neiman Marcus, as amended from time to time.

“Merger Consideration” has the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Neiman Marcus” has the meaning assigned to such term in the preamble to this Agreement.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“New Note Documents” means, collectively, the Senior Note Documents and the Senior Subordinated Note Documents.

“New Notes” means, collectively, the Senior Notes and the Senior Subordinated Notes.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Pari Passu Liens” means any Lien on the Collateral granted for the benefit of the holders of the 2028 Debentures and the holders of the 2008 Notes, in each case that is required by the terms of the indenture applicable thereto as a result of the grant of security interests pursuant to any Loan Document, the Term Loan Security Documents or otherwise.

“Participant” has the meaning assigned to such term in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment Conditions” means, at any time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making of the subject Specified Payment, (b) Excess Availability shall be not less than $75,000,000 immediately after giving effect to the making of such Specified Payment, (c) if the aggregate amount of Specified Payments is greater than $50,000,000 (after giving effect to the then proposed Specified Payment) in the thirty day period preceding (and including) the date of the proposed payment, prior to making the proposed Specified Payment or any further Specified Payments, the Borrower shall have delivered projections to the Agent reasonably satisfactory to the Agent demonstrating that Projected Average Excess Availability on the last day of each fiscal month during the six-month period immediately succeeding any such Specified Payment shall be not less than $75,000,000 and (d) the Fixed Charge Coverage Ratio as of the end of the most recently ended four fiscal quarter period shall be greater than or equal to 1:10 to 1:00 after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period; provided that, if Excess Availability at the time of determination (after giving pro forma effect to any Borrowings made in connection with such Specified Payment) is greater than $100,000,000, clauses (d) and (e) of the definition of Fixed Charges shall not be included in Fixed Charges for purposes of calculating the Fixed Charge Coverage Ratio for purposes of this clause (d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I to the Security Agreement or any other form approved by the Agent.

“Permitted Acquisition” means the acquisition by the Borrower or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person or not less than 100% (or such lesser percentage that, when combined with the percentage of Equity Interests owned by the Borrower or such Subsidiary prior to such acquisition, would equal 100%) of the Equity Interests (other than directors’ qualifying shares) of a Person; provided that (i) both before and after giving effect to such acquisition, no Event of Default or

Default shall have occurred and be continuing; (ii) the acquired assets, division or Person is in a substantially similar line of business as that conducted by the Borrower and the Subsidiaries during the then current and most recent fiscal year or businesses reasonably related or ancillary thereto; (iii) the Payment Conditions shall have been satisfied; and (iv) the Borrower and the Subsidiaries shall comply, and (if applicable) shall cause the acquired Person to comply, with the applicable provisions of Section 5.11 and the Collateral Documents.

“Permitted Cure Security” shall mean any Qualified Equity Interest of Holdings.

“Permitted Discretion” means the Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry, as to any factor which the Agent reasonably determines:  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, the enforceability or priority of the Agent’s Liens thereon or the amount which the Agent, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or (b) evidences that any collateral report or financial information delivered to the Agent by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, the Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to the Inventory; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Inventory.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not interfere in any material respect with the business of Holdings, the Borrower and its Subsidiaries;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations; and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(e) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(f) Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j); and

(g) easements, zoning restrictions, rights-of-way, restrictions, encroachments and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business, and any other liens scheduled as exceptions on any of the Title Insurance Policies, which do not in the aggregate materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary, and any other Liens “insured over” by the Title Insurance Company;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means the Sponsors, Management Stockholders and the Co-Investors.

“Permitted Initial Revolving Borrowing Purposes” means (a) one or more Borrowings of Revolving Loans (i) up to an amount equal to the excess, if any of (x) the working capital of the Borrower on the Closing Date estimated in good faith by the Borrower over (y) the working capital of Neiman Marcus as of July 30, 2005, with the amount calculated pursuant to this clause (i) to be determined in good faith by the Borrower and reasonably acceptable to the Joint Lead Arrangers, and (ii) up to an additional amount and for such purposes notified by the Borrower to the Joint Lead Arrangers prior to the Closing Date as shall be approved by the Joint Lead Arrangers, and (b) the issuance of Letters of Credit in replacement of, or as backstop for, letters of credit of the Borrower or its Subsidiaries outstanding on the Closing Date (including any deemed issuance with respect to Existing Letters of Credit pursuant to Section 2.06).

“Permitted Investments” shall mean (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Lender or any bank holding company owning any Lender; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither

S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made.

“Permitted Replacement Credit Card Program” means any private label credit card program or similar arrangement substantially similar in all material respects to the HSBC Arrangements, with such modifications as the Agent shall have consented to in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed), which, after notice to the Agent in accordance with Section 5.07, is entered into by the Borrower or any of its Subsidiaries on commercially reasonable terms generally available at that time (as determined in good faith by the Borrower), or is in effect with respect to any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition and is not created in contemplation of or in connection therewith, provided that if such program grants a security interest in any assets other than those certain Accounts, receivables, or transferor interest or other similar residual interests subject to such program or arrangement, including a security interest in any returned goods, and the grant of such security interest could reasonably be expected to be detrimental in any material respect to the rights and interests of the Lenders under the Loan Documents, as determined by the Agent in its reasonable discretion, such program shall not be considered a Permitted Replacement Credit Card Program unless and until the Agent and the third party with whom the program is created have entered into an intercreditor agreement reasonably satisfactory to the Agent with respect to the priority and enforcement of such security interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest publicly announced by Deutsche Bank Trust Company Americas in New York City from time to time as its Prime Rate.

“Projected Average Excess Availability” means the projected average Excess Availability for each month during any six-month period as determined in good faith by the Borrower and certified by a Financial Officer.

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Holdings or any direct or indirect parent of Holdings or the Borrower pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Real Estate” means all of the Borrower’s and its Subsidiaries’ now or hereafter owned or leased estates in real property, including all fee, leasehold and future interests, together with all of the Borrower’s and its Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agent, subject to the provisions of Section 9.12.

“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves (including Banking Services Reserves, Landlord Lien Reserves, Customer Credit Liability Reserves, Customer Deposits Reserves and reserves for Secured Swap Obligations) and any and all other reserves which the Agent deems necessary in its Permitted Discretion to maintain with respect to Eligible Inventory that have been established in accordance with Section 2.22.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party.

Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Borrower or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Borrower.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Priority Lien” means any Lien on any asset of any Loan Party that is granted under the Term Loan Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is junior in priority to the Liens of the Agent in the Collateral.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) all Secured Swap Obligations.

“Secured Swap Obligations” means all Swap Obligations owing to the Agent, a Joint Lead Arranger or a co-arranger, a Lender or any Affiliate of any of the foregoing and with respect to which, at or prior to the time that the Swap Agreement relating to such Swap Obligation is entered into, the Borrower (or other Loan Party) and the Lender or other Person referred to above in this definition (or Affiliate) party thereto (except in the case of the Agent) shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents and the Intercreditor Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Agent, for the benefit of the Agent and the Lenders.

“Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Senior Notes” means the Borrower’s 9%/9¾% Senior Notes due 2015, in an initial aggregate principal amount of $700,000,000.

“Senior Secured Term Facility Credit Agreement” means the Credit Agreement dated as of the date hereof, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, Credit Suisse, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Senior Secured Term Loan Facility” means the $1,975,000,000 initial aggregate principal amount senior secured term loan facility provided for under the Senior Secured Term Facility Credit Agreement.

“Senior Subordinated Notes” means the Borrower’s 10 3/8% Senior Subordinated Notes due 2015, in an initial aggregate principal amount of $500,000,000.

“Senior Subordinated Note Documents” means the indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Shrink” means Inventory identified by the Borrower as lost, misplaced, or stolen.

“Shrink Reserve” means an amount reasonably estimated by the Agent to be equal to that amount which is required in order that the Shrink reflected in current retail stock ledger of the Borrower and its Subsidiaries would be reasonably equivalent to the Shrink calculated as part of the Borrower’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Agent shall be duplicative of any Shrink as so reflected in the current retail stock ledger of the Borrower and its Subsidiaries or estimated by the Borrower for purposes of computing the Borrowing Base other than at month’s end).

“Specified Payment” means (a) any Permitted Acquisition, (b) any investment, loan or advance pursuant to Section 6.04(v), (c) any Restricted Payment pursuant to Section 6.08(a)(x) and (d) any Restricted Debt Payment pursuant to Section 6.08(b)(ix).

“Specified Segregated Accounts” means (a) those segregated checking or other demand deposit accounts which the Borrower designates to the Agent as such in writing, into which (i) funds from the sale of Inventory held by the Borrower or any of its subsidiaries on a consignment basis, (ii) funds from the sale of Inventory relating to a leased department within one of the Borrower’s or any of its subsidiaries’ retail stores, in the case of each of clause (i) and (ii), which Inventory is not owned by a Loan Party (and would not be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP) or (iii) in-store payments in respect of private label credit cards subject to the HSBC Arrangements or any Permitted Replacement Credit Card Program are made, (b) the accounts in respect of which other payments in respect of private label credit cards subject to the HSBC Arrangements or any Permitted Replacement Credit Card Program are made, which accounts in respect of the HSBC Arrangements are identified on Schedule 1.01(d) and which accounts in respect of the HSBC Arrangements are owned by the Borrower but controlled by HSBC and the ownership of which is anticipated to be transferred to HSBC in the first or second calendar quarter of 2006 and (c) the segregated account into which the estimated amount of the redemption payment related to the 2008 Notes Call for Redemption is deposited.

“Sponsors” means Texas Pacific Group and Warburg Pincus LLC and their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations on terms and conditions no less favorable to the Agent and the Lenders than those contained in the Senior Subordinated Note Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower.  Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 3.15, 5.04, 5.08, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Super Majority Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that the Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

“Swap Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means Deutsche Bank Trust Company Americas, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Pari Passu Lien Obligations” means any Indebtedness constituting debt securities incurred pursuant to an indenture with an institutional trustee or loans incurred in the bank credit market (including institutional investor participation therein), which Indebtedness is secured with Liens that rank pari passu with the Liens securing the Indebtedness under the Senior Secured Term Loan Facility outstanding on the Closing Date.

“Term Loan Security Documents” has the meaning set forth in the Intercreditor Agreement.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby (including redemption or other premiums payable in connection with the redemption after the Closing Date of the 2008 Notes in accordance with Section 5.14).

“Transactions” means, collectively, (a) the execution, delivery and performance by Holdings and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the New Note Documents and the issuance of the New Notes, (d) the execution, delivery and performance of the Senior Secured Term Facility Credit Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Secured Term Loan Facility or providing for any Guarantee or other right in respect thereof and the making of borrowings thereunder, (e) the execution, delivery and performance by all parties thereto of the Intercreditor Agreement, (f) the Existing Bank Debt Refinancing, (g) the 2008 Notes Call for Redemption, (h) the granting of Pari Passu Liens, (i) the making of the Equity Contribution (j) the entering into of the HSBC Arrangements and (k) the payment of the Transaction Costs.

“2008 Notes” means the 6.65% Senior Unsecured Notes due 2008 of Neiman Marcus outstanding on the Closing Date.

“2008 Notes Call for Redemption” means the call for redemption of, and the deposit into a segregated account of the estimated amount of the redemption payment related to, all outstanding 2008 Notes in accordance with the indenture governing the 2008 Notes and applicable law, and the securing of the 2008 Notes by the Pari Passu Liens on the Closing Date.

“2028 Debentures” means the 7.125% Senior Debentures due 2028 of Neiman Marcus outstanding on the Closing Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“Unrestricted Subsidiary” means (a) Neiman Marcus Funding Corporation, Gurwitch Products LLC, Kate Spade LLC and their respective subsidiaries and (b) any Subsidiary of the Borrower that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Agent in accordance with Section 5.13.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Effectuation of Transactions.  Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.  References to the Transactions in Sections 3.02 and 3.03 shall be deemed not to include the Transactions described in clause (j) of the definition of the term “Transactions” set forth in Section 1.01.

ARTICLE II

The Credits

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Commitments and (y) the Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower may request in accordance herewith.  Each Swingline Loan and each Protective Advance shall be an ABR Loan.  Each Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply) and (iii) such branch or Affiliate of such Lender would not be included in clause (z) of the first proviso to the definition of the term “Eligible Assignee” set forth in Section 1.01.

(c) At the commencement of each Interest Period for any LIBOR Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Rate Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone (a) in the case of a LIBOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days (or, in the case of a LIBOR Rate Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing.

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;

(iv) in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances.  (a)  Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Agent is authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Borrowing Base, provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed five percent (5%) of the Borrowing Base as determined on the date of such proposed Protective Advance; and provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate total Commitments. No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived.  Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder.  The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.  The making of a Protective Advance on any one occasion shall not obligate the Agent to make any Protective Advance on any other occasion.  At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time, the Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Revolving Exposures exceeding the lesser of the total Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 12:00 p.m. (noon), New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit.  (a)  General.  On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Closing Date.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Closing Date to but not including the 30th day prior to the Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of the Borrower (or any Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant, and references to “the Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d).  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of

Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent, at least two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue in the form of Exhibit E attached hereto (each a “Letter of Credit Request”).  To request an amendment, extension or renewal of a Letter of Credit, the Borrower shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Agent) at least two (2) Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only with the approval of the Agent and if (and on issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Commitments and the Borrowing Base.  Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender the Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment. With respect to commercial Letters of Credit, each Issuing Bank shall on the first Business Day of each week submit to the Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit for the previous calendar week.

(c) Expiration Date.  Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)). Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent (or, in the case of documentary Letters of Credit, the applicable Issuing Bank) an amount equal to such L/C Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(f) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank.  An Issuing Bank may be replaced with the consent of the Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrower shall deposit, in an account with the Agent, in the name of the Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 101.5% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII.  Such deposit shall be held by the Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j).  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower but in no event later than three (3) Business Days after such Event of Default has been cured or waived.

SECTION 2.07. Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05.  The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Agent to be applied as contemplated by Section 2.04 (and the Agent shall, upon the request of the Borrower, deliver to the Borrower a reasonably detailed accounting of such application).

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08. Type; Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.  (a)  Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) Upon delivering the notice required by Section 2.09(d), the Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit (or at the discretion of the Agent a back up standby letter of credit satisfactory to the Agent) equal to 101.5% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon.

(c) Upon delivering the notice required by Section 2.09(d), the Borrower may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Commitments and the Borrowing Base.

(d) The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date; provided that on each date that a Revolving Loan is made while any Swingline Loan or Protective Advance is outstanding, the Borrower shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.

(b) At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Agent to the Borrower (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Agent shall apply all immediately available funds credited to the DBTCA Account, first to pay any fees or expense reimbursements then due to the Agent, the Issuing Banks and the Lenders (other than in connection with Banking Services or Secured Swap Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata and fourth to prepay the principal of the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, pro rata.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto,

(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit G hereto.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Prepayment of Loans.  (a)  Upon prior notice in accordance with paragraph (c) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.16).

(b) Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day on which the total Revolving Exposure exceeds the lesser of (i) the aggregate Commitments and (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion:  (1) prepayment of Revolving Loans or Swingline Loans or (2) deposit of cash in the LC Collateral Account.

(c) The Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 (noon), New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.  (a)  The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate; provided that any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the

Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further, that no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the commitment fees only, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay (i) to the Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Rate Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to a percentage per annum to be agreed upon between the Borrower and such Issuing Bank of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no fronting fee payable pursuant to this clause (ii) shall be less than $500.00 per annum.  Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Agent, for its own account, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity,

upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  In particular, on or prior to the date which is ten (10) Business Days after the Closing Date, each Foreign Lender shall deliver to the Borrower (with a copy to the Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (3) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Each Lender, Agent or Issuing Bank that is a United States person, agrees to complete and deliver to the Borrower a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.

(g) If the Agent or a Lender determines, in good faith in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h) If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the relevant Lender, Agent or Issuing Bank shall cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)  Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.  At all times that full cash dominion is in effect pursuant to Section 2.21(d), solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent or any Issuing Bank from the Borrower (other than in connection with Banking Services or Secured Swap Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due and payable in respect of any Revolving Loans (including any Swingline Loans) and any Protective Advances, ratably, fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 101.5% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services and Secured Swap Obligations, ratably, eighth, to the payment of any other Secured Obligation due to the Agent or any Lender by the Borrower, ninth, as provided for under the Intercreditor Agreement, and tenth, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to the Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

SECTION 2.20. Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.21. Cash Receipts.  (a)  Annexed hereto as Schedule 2.21(a) is a schedule of all DDAs, that, to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party.

(c) Each Loan Party shall (i) deliver to the Agent notifications in form reasonably satisfactory to the Agent which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors (each, a “Credit Card Notification”), (ii) deliver to the Agent notifications executed on behalf of the Borrower to each depository institution with which any DDA is maintained in form reasonably satisfactory to the Agent, of the Agent’s interest in such DDA (each, a “DDA Notification”), (iii) instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of such minimum balance, not to exceed $15,000, as may be required to be maintained in the subject DDA by the depository institution at which such DDA is maintained), to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Agent; and (iv) within forty-five (45) days after the Closing Date, with respect to the Loan Parties’ primary concentration account (which is indicated as such on Schedule 2.21(c)), or one hundred twenty (120) days after the Closing Date, with respect to each other concentration account of the Loan Parties (in each case, or such later date approved by the Agent), enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Agent, with the Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs are swept (collectively, the “Blocked Accounts”), which concentration accounts as of the Closing Date are listed on Schedule 2.21(c) annexed hereto.  Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

(d) Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event of Default or a Liquidity Event (and delivery of notice thereof from the Agent to the Borrower and the other parties to such instrument or agreement), the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $15,000 (or, in the case of the Loan Parties’ primary concentration account, $50,000), as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained), to an account maintained by the Agent at DBTCA (the “DBTCA Account”).  Subject to the terms of the Security Agreement, all amounts received in the DBTCA Account shall be applied (and allocated) by the Agent in accordance with Section 2.10(b); provided, that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b).  Each Loan Party agrees that it will not cause any credit card proceeds or proceeds of any Blocked Account to be otherwise redirected.

(e) If, at any time after the occurrence and during the continuance of an Event of Default or a Liquidity Event as to which the Agent has notified the Borrower, any cash or cash equivalents owned by any Loan Party (other than (i) an amount not to exceed $25,000,000 in the aggregate that is on deposit in a segregated DDA which the Borrower designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds shall not be funded from, or when withdrawn from the Designated Disbursement Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Event of Default or Liquidity Event continues, (ii) de minimus cash or cash equivalents from time to time inadvertently misapplied by any Loan Party, (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable law and (iv) funds in any Specified Segregated Account) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(f) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.  Unless consented to in writing by the Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 2.21(b) unless contemporaneously therewith, a Credit Card Notification is executed and a copy thereof is delivered to the Agent.

(g) The DBTCA Account shall at all times be under the sole dominion and control of the Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Security Agreement (i) such Loan Party has no right of withdrawal from the DBTCA Account, (ii) the funds on deposit in the DBTCA Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the DBTCA Account shall be applied as provided in this Agreement and the Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the DBTCA Account pursuant to Section 2.21(d), such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the DBTCA Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(h) So long as (i) no Event of Default has occurred and is continuing, and (ii) no Liquidity Event as to which the Agent has notified the Borrower has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(i) Any amounts held or received in the DBTCA Account (including all interest and other earnings with respect thereto, if any) at any time (x) when all of the Secured Obligations have been satisfied or (y) all Events of Default and Liquidity Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement), be remitted to the operating account of the Borrower.

SECTION 2.22. Reserves; Change in Reserves.  The Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decease Reserves; provided that the Agent shall have provided the Borrower at least ten (10) Business Days prior written notice of any such establishment or increase; and provided further, that the Agent may only establish or increase a Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Agent as of the Closing Date.  The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve.  Upon delivery of such notice, the Agent shall be available to discuss the proposed Reserve or increase, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion.  In no event shall such notice and opportunity limit the right of the Agent to establish or change such Reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.  Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa.

SECTION 2.23. Increase in Commitments.  (a) So long as no Default or Event of Default then exists, the Borrower shall have the right at any time, and from time to time, to request an increase of the aggregate total Commitments to an amount not to exceed $800,000,000.  Any such requested increase shall be first made to all existing Lenders on a pro rata basis.  To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrower, the Agent may arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the aggregate total Commitments requested by the Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase”, and each such Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a

Commitment Increase as a result of any such request by the Borrower, and (ii) any Additional Commitment Lender which is not an existing Lender shall be an Eligible Assignee and shall be subject to the approval of the Agent, each Issuing Bank and the Borrower (each such consent not to be unreasonably withheld).  Each Commitment Increase shall be in a minimum aggregate amount of at least $5,000,000 and in integral multiples of $5,000,000 in excess thereof.

(b) No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i) the Borrower, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent may reasonably require;

(ii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and each such Additional Commitment Lenders may agree;

(iii) the Borrower shall have paid such arrangement fees to the Agent as the Borrower and the Agent may agree;

(iv) the Borrower shall have delivered to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Closing Date shall be satisfactory to the Agent) and dated such date;

(v) to the extent requested by any Additional Commitment Lender, a promissory note will be issued at the Borrower’s expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.10 (with appropriate modification) to the extent necessary to reflect the new Commitment of such Additional Commitment Lender; and

(vi) the Borrower and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably request.

(c) The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases (ii) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Commitments of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(d) In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Agent, (A) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), or (B) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Applicable Percentages (determined after giving effect to any increase in the aggregate total Commitments pursuant to this Section 2.23), and (ii) the Borrower shall pay to the Lenders any costs of the type referred to in Section 2.16 in connection with any repayment and/or Loans required pursuant to preceding clause (i).  Without limiting the obligations of the Borrower provided for in this Section 2.23, the Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrower would otherwise occur in connection with the implementation of an increase in the aggregate total Commitments.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within each applicable Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party.  Each Loan Document to which each Loan Party is a party have been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and the Term Loan Security Documents and except for filings in connection with consummating the Merger and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or (except for the Merger Consideration and the 2008 Notes Call for Redemption) give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Term Loan Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows (i) as of and for the fiscal years ended July 31, 2004 and July 30, 2005, each reported on by Deloitte & Touche LLP, independent public accountants, and (ii) to the extent possible in the exercise of the Borrower’s commercially reasonable efforts, as of and for each subsequent fiscal month ended at least thirty (30) days before the Closing Date, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of earnings, shareholder’s equity and cash flows as of July 30, 2005, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since July 30, 2005.

SECTION 3.05. Properties.  (a)  As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property.  Schedule 3.05(a) also identifies the principal place of business and chief executive office of each Loan Party.  The books and records of each Loan Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which any Loan Party has any Collateral (except for vehicles and Inventory in transit in the ordinary course of business) other than those locations identified on Schedule 3.05(a).

(b) Each of the Borrower and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings, the Borrower or the relevant Subsidiary to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

(c) Each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings, the Borrower or any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(e) To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(f) Copies of certificates of occupancy relating to each Mortgaged Property that the mortgagor has in its possession have been delivered to the Agent as mortgagee with respect to each Mortgaged Property.

(g) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(g).

SECTION 3.06. Litigation and Environmental Matters.  (a)  Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits.  (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status.  No Loan Party is (a) an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11. Disclosure.  (a)  All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.12. Material Agreements.  No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.13. Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14. Insurance.  Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date.  As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.15. Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents and the Term Loan Security Documents).

SECTION 3.16. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(p) and any Mortgages with respect to Mortgaged Properties, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement and the Liens granted under the Term Loan Security Documents.

SECTION 3.17. Labor Disputes.  As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.  Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.17, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.18. Federal Reserve Regulations.  (a)  On the Closing Date, none of the Collateral is Margin Stock.

(b) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock (other than pursuant to, or in connection with, the Merger) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.19. Transaction Documents.  Holdings and the Borrower have delivered to the Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any other Loan Party or, to the knowledge of Holdings, the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.20. Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date.  The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents.  The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10.

(b) Legal Opinions.  The Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.

(c) Financial Statements and Projections.  The Lenders shall have received (i) the financial statements and opinion referred to in Section 3.04(a) and (b) and (ii)  projections in customary form for the Borrower and its Subsidiaries on a pro forma basis for completion of the Transactions for the fiscal years 2006 through 2010 and for each of the twelve fiscal months of fiscal 2006.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary (or, in the case of NM Nevada Trust, its Clerk), which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) No Default Certificate.  The Agent shall have received a certificate, signed by the chief financial officer of the Borrower, dated the Closing Date (i) stating that no Default has occurred and is continuing (other than any Default arising pursuant to Section 7.01(b) with respect to any of the representations enumerated in clause (ii) below) and (ii) stating that the representations and warranties contained in Article III (except, in the case of the Initial Revolving Borrowing on the Closing Date, the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17 and 3.19) are true and correct in all material respects as of such date.

(f) Fees.  The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the Closing Date.

(g) Lien and Judgment Searches.  The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.

(h) Pay-Off Letter.  The Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the repayment of the Existing Credit Agreement from the proceeds the Initial Revolving Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Credit Agreement, if any, will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(i) Funding Account.  The Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Collateral Access and Blocked Account Agreements.  The Loan Parties (i) shall have used commercially reasonable efforts to obtain and deliver to the Agent each Collateral Access Agreement required to be provided pursuant to Section 4.12 of the Security Agreement and the Blocked Account Agreements required to be delivered pursuant to Section 2.21 and (ii) shall have delivered to the Agent each Credit Card Notification and DDA Notification required to be provided pursuant to Section 2.21.

(k) Solvency.  The Agent shall have received a customary certificate from the chief financial officer of the Borrower certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.13).

(l) Borrowing Base Certificate.  The Agent shall have received prior to the Closing Date a Borrowing Base Certificate which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least ten (10) Business Days prior to the Closing Date.

(m) Closing Excess Availability.  After giving effect to all Borrowings to be made on the Closing Date (other than Revolving Loans made to fund the amount described in clause (a)(i) of the definition of “Permitted Initial Revolving Borrowing Purposes”) and the issuance of any Letters of Credit on the Closing Date, Excess Availability shall be not less than $300,000,000.

(n) Equity Contribution.  The Equity Contribution shall have been made in full.

(o) Pledged Stock; Stock Powers; Pledged Notes.  The Agent (or its bailee) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent (or its bailee) pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p) Perfection Certificate; Filings, Registrations and Recordings.  The Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation. The Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens expressly permitted by Section 6.02 and, subject to the terms of the Intercreditor Agreement and the Liens granted under the Term Loan Security Documents).

(q) Mortgages, etc.  The Agent shall have received, with respect to each Mortgaged Property (subject to the Lien priority set forth in the Intercreditor Agreement), each of the following, in form and substance reasonably satisfactory to the Agent:

(i)     a Mortgage on such property;

(ii)    evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Agent for recording promptly following the closing hereunder, in each case, in the place necessary, in the Agent’s reasonable judgment, to create a valid and enforceable first priority Lien (subject to the Intercreditor Agreement) in favor of the Agent for the benefit of itself and the Lenders;

(iii)   ALTA or other mortgagee’s title policy;

(iv)   an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Agent; and

(v)    such other information, documentation, and certifications as may be reasonably required by the Agent.

provided, that, (i) the amount of debt secured by each Mortgage in any State that imposes a mortgage tax shall be reasonably limited to an amount less than the Commitments so as to avoid multiple mortgage tax assessments and (ii) notwithstanding the foregoing, the conditions set forth in this clause (q) shall be considered satisfied even if the Borrower does not deliver such items by the Closing Date, so long as the Borrower has used commercially reasonable efforts to obtain and deliver such items to Agent by the Closing Date.

(r) Closing Date Material Adverse Effect.  Since July 31, 2004 and except as contemplated by the Merger Agreement, there shall not have been any event, condition, development or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of Neiman Marcus and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which Neiman Marcus and its subsidiaries operate, (iii) the announcement of the Merger Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Neiman Marcus and its subsidiaries to the extent due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (iv) any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger contemplated by the Merger Agreement or (v) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i) and (ii), such changes referred to therein have a disproportionate effect on Neiman Marcus and its subsidiaries taken as a whole relative to other participants in the industries in which Neiman Marcus and its subsidiaries operate.  For the purposes of this clause (r), “industries in which Neiman Marcus and its subsidiaries operate” means the luxury retail segments of the apparel, accessories, jewelry, beauty and decorative home products industries.

(s) Other Indebtedness.  The 2008 Notes Call for Redemption and the Existing Bank Debt Refinancing shall have been effected.  After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Obligations, (b) Indebtedness under the Senior Secured Term Loan Facility, (c) the New Notes, (d) the 2028 Debentures, (e) preferred Equity Interests issued in connection with the Equity Contribution, if any, (f) the 2008 Notes and (g)  Indebtedness set forth on Schedule 6.01.

(t) Insurance.  The Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of Section 5.10 and Section 4.11 of the Security Agreement.

(u) Merger.  The Merger shall be consummated substantially simultaneously with the Initial Revolving Borrowing on the Closing Date, in accordance with the Merger Agreement (which shall not have been amended or modified prior to the Closing Date in a manner adverse to the Lenders in any material respect without the prior written consent of the Joint Lead Arrangers).

(v) Other Financing.  The Borrower shall have received gross cash proceeds of not less than (i) $1,200,000,000 from the issuance of the New Notes and (ii) $1,975,000,000 from the borrowings under the Senior Secured Term Loan Facility.  The terms and conditions of the New Notes and the Senior Secured Term Loan Facility shall be reasonably satisfactory to the Agent.

(w) Field Examination, Appraisal.  The Agent shall have received (i) the results of a completed field examination with respect to the Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of Holdings and its Subsidiaries and (ii) an appraisal of the Net Orderly Liquidation Value of Inventory in form and substance reasonably satisfactory to the Agent.  The Agent shall be reasonably satisfied with the Borrower’s cash management system.

(x) Intercreditor Agreement.  The Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(y) PATRIOT Act.  The Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on the Termination Date (as defined in the Merger Agreement) (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Agent shall have received a Swingline Borrowing Request as required by Section 2.05(a).

(b) The representations and warranties (except, in the case of the Initial Revolving Borrowing on the Closing Date, the representations contained in Sections 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17 and 3.19) of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default (other than on the Closing Date at the time of any Initial Revolving Borrowing, any Event of Default or Default arising pursuant to Section 7.01(b) with respect to any of the representations enumerated in Section 4.01(e)) shall have occurred and be continuing.

(d) After giving effect to any Borrowing or the issuance of any Letter of Credit, Excess Availability shall be not less than zero.

(e) If a Liquidity Event as to which the Agent has notified the Borrower thereof is in effect at the time of, or would exist after giving effect to, such requested extension of credit, the Borrower’s pro forma Fixed Charge Coverage Ratio, after giving effect to such extension of credit, would be not less than 1.1 to 1.0 (the “Liquidity Event Condition”).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c), (d) and (if applicable) (e) of this Section.

SECTION 4.03. Holdings’ Right To Cure.  (a)  Notwithstanding anything to the contrary contained in Section 4.02(e), in the event that the Borrower fails to satisfy the Liquidity Event Condition, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Liquidity Event Condition shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining whether the Liquidity Event Condition shall have been satisfied and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall satisfy the Liquidity Event Condition, then the conditions to the applicable requested extension of credit shall be deemed satisfied, provided that all other conditions set forth in Section 4.02 shall have been satisfied in connection therewith.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (ii) for purposes of this Section 4.03, the Cure Amount shall be no greater than the amount required for purposes of satisfying the Liquidity Event Condition.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information.  The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty-five (35) days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Borrower’s Fixed Charge Coverage Ratio (whether or not a Liquidity Event then exists) as of the end of the period to which such financial statements relate and (iii) certifying, in the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of consolidated total assets of the Borrower and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of EBITDA for the period to which such financial statements relate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(g) within ninety (90) days after the beginning of each fiscal year, (i) a detailed consolidated budget of the Borrower and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income, by month) and (ii) an update of the annual projections provided pursuant to Section 4.01(c), including in each case a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;

(h) as soon as available but in any event on or prior to the 10th Business Day of each calendar month (or more frequently as the Borrower may elect), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding calendar month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower, a subsequent date), together with such supporting information in connection therewith as the Agent may reasonably request, which may include, without limitation, Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, a reasonably detailed calculation of Eligible Inventory, and a reconciliation of the Borrower’s Inventory between the amounts shown in the Borrower’s retail stock ledger and any Inventory reports delivered pursuant to this clause (h); provided that upon the occurrence and during the continuance of an Event of Default or if Excess Availability is at any time less than $75,000,000, the Borrower shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and provided, further, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower of Shrink and other amounts as the Borrower may deem necessary;

(i) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (i) or Section 5.11;

(j) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of capital stock of the Borrower, distributed by the Borrower to its shareholders generally, as the case may be;

(k) promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of the Borrower;

(l) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(m) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (a), (b) or (j) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that:  (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Agent.

The financial statements required to be delivered pursuant to clauses (b) and (c) of this Section 5.01 with respect to the first fiscal quarter after the Closing Date and each fiscal month prior to the delivery of the financial statements required to be delivered pursuant to such clause (b) with respect to the second fiscal quarter after the Closing Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04. Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights; Appraisals; Field Examinations.  (a) Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Borrower and the Subsidiaries will grant access to the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent) to such Person’s books, records, accounts and Inventory so that the Agent or an appraiser retained by the Agent may conduct an Inventory appraisal.  In addition to, and not in limitation of, the foregoing, at any time and from time to time the Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Agent may deem necessary or appropriate.  All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that the Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses and provided further that (i) (A) absent the existence and continuance of an Event of Default or a Liquidity Event as to which the Agent has provided notice to the Borrower, the Agent may conduct no more than three (3) such appraisals in any calendar year at the expense of the Loan Parties and (B) if Excess Availability is and has been for a period of twelve consecutive months greater than the lesser of (1) 50% of the Borrowing Base and (2) $225,000,000 and no Event of Default exists, the Agent may conduct no more than one (1) such appraisal in any calendar year at the expense of the Loan Parties, and (ii) (A) absent the existence and continuance of an Event of Default or a Liquidity Event as to which the Agent has provided notice to the Borrower, the Agent may conduct no more than three (3) such field examinations in any calendar year at the expense of the Loan Parties and (B) if Excess Availability is and has been for a period of twelve consecutive months greater than the lesser of (1) 50% of the Borrowing Base and (2) $225,000,000 and no Event of Default exists, the Agent may conduct no more than one (1) such field examination in any calendar year at the expense of the Loan Parties.

(c) The Loan Parties acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07. HSBC Agreement and Permitted Replacement Credit Card Program.  At least fifteen (15) days prior to the execution by the Borrower or any Subsidiary of documents evidencing the proposed adoption of any Permitted Replacement Credit Card Program (or of the consummation of any Permitted Acquisition of the type referred to in the definition of the term “Permitted Replacement Credit Card Program”), the Borrower shall deliver or cause to be delivered notice to the Agent of such adoption, which notice shall include a copy, in the then-existing form, of any documents to be executed in connection with such Permitted Replacement Credit Card Program. The Borrower shall deliver or cause to be delivered to the Agent copies of all such documents delivered in connection with such Permitted Replacement Credit Card Program within a reasonable period of time after the execution of such documents, and shall deliver any Credit Card Notification in connection therewith required under Section 2.21(f) in accordance with the terms of Section 2.21(f).

SECTION 5.08. Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds.  The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.10. Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies).  The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Additional Collateral; Further Assurances.  (a)  Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of the Borrower has ceased to qualify as an Immaterial Subsidiary, to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Security Agreement) of such Loan Party which constitutes

Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) The Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for federal income tax purposes that holds Equity Interests of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to the Intercreditor Agreement), perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however this paragraph (b) shall not require the Borrower or any Subsidiary to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of the Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation) or (ii) the Equity Interests of any Unrestricted Subsidiary.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable (including the delivery of the items contemplated by Section 4.01(q) to the extent the Borrower has been unable to deliver such items by the Closing Date after having used its commercially reasonable efforts to obtain and deliver such items by the Closing Date)), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will notify the Agent and the Lenders thereof, and, if requested by the Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Closing Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of consolidated total assets as of the end of the most recently ended fiscal quarter of the Borrower or more than 5% of EBITDA for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Borrower, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the U.S. that are full-line Neiman Marcus retail stores owned in fee by a Loan Party or leased by a Loan Party pursuant to a financeable lease or other real property owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $5,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the Borrower; provided further that the Borrower shall use commercially reasonable efforts to ensure that all leases entered into after the Closing Date by the Borrower and the other Loan Parties will be financeable leases).

(g) Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Security Agreement).

SECTION 5.12. Maintenance of Corporate Separateness.  Each Loan Party will, and will cause each Subsidiary to, satisfy customary corporate or limited liability company formalities, including the maintenance of corporate and business records.

SECTION 5.13. Designation of Subsidiaries.  The board of directors of the Borrower may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the New Notes and (iii) no Unrestricted Subsidiary that is designated as a Subsidiary may be redesignated as an Unrestricted Subsidiary at any time prior to twelve months after being so designated as a Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.14. 2008 Notes Redemption.  Within forty (40) days after the Closing Date, the Borrower shall deposit with the trustee under the indenture governing the 2008 Notes sufficient funds for the full satisfaction and discharge of the entire outstanding principal amount of the 2008 Notes.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Borrower to Holdings or any Subsidiary, Indebtedness of any Subsidiary to the Borrower, Holdings or any other Subsidiary and Indebtedness of Holdings to the Borrower or any Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower, Holdings or any Subsidiary that is a Loan Party shall only be permitted to the extent permitted under Section 6.04(v) or 6.04(w) and (ii) Indebtedness of the Borrower or Holdings to any Subsidiary that is not a Loan Party and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent;

(d) Guarantees (i) by Holdings and the Subsidiaries that are Loan Parties of the Indebtedness of the Borrower described in clause (k) hereof, so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Documents, (ii) by Holdings, the Borrower or any Subsidiary that is a Loan Party of any Indebtedness of the Borrower or any Subsidiary that is a Loan Party expressly permitted to be incurred under this Agreement, (iii) by Holdings, the Borrower or any Subsidiary that is a Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04(v) or 6.04(w); provided that Guarantees by Holdings, the Borrower or any Subsidiary that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms at least as favorable to the Lenders as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Note Documents, and (iv) by Holdings, the Borrower or any Subsidiary that is a Loan Party of any real property lease obligations of the Borrower or any Subsidiary that is a Loan Party;

(e) (i) purchase money Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) incurred exclusively to finance the acquisition, construction, repair, renovations, replacement or improvement of any fixed or capital assets (other than Real Estate), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; and (ii) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned or acquired by any Loan Party, provided that, in the case of clauses (i) and (ii) of this clause (e), if requested by the Agent, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness in respect of any Real Estate owned or acquired by any Loan Party to enter into a Collateral Access Agreement providing for access and use of the applicable personal property located on such premises following the occurrence and during the continuance of an Event of Default on terms reasonably satisfactory to the Agent;

(f) Capital Lease Obligations and Synthetic Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.06;

(g) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (f), (g), (j), (k), (l), (t), (v) and (w) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) other than in respect to Indebtedness referred to in clause (e)(ii), such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Term Loan Facility or any Term Loan Pari Passu Lien Obligations, such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j) Indebtedness of any Person that becomes a Subsidiary after the date hereof and Indebtedness acquired or assumed in connection with Permitted Acquisitions; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Acquisition and is not created in contemplation of or in connection therewith;

(k) Indebtedness of the Borrower pursuant to (i) the New Notes in an original aggregate principal amount that is not in excess of $1,200,000,000 and (ii) the Senior Secured Term Loan Facility in an aggregate principal amount that is not in excess of $1,975,000,000;

(l) other unsecured Indebtedness in an aggregate principal amount not exceeding $250,000,000 at any time outstanding;

(m) Swap Obligations pursuant to Swap Agreements permitted by Section 6.07;

(n) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of the Borrower (following a Qualified Public Offering of the Borrower) permitted by Section 6.08;

(o) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with acquisitions and dispositions permitted under this Agreement;

(p) Indebtedness consisting of obligations of Holdings, the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other investment expressly permitted hereunder;

(q) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(r) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness incurred by the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;

(t) unsecured Indebtedness of Holdings (“Permitted Holdings Debt”) (i) that is not subject to any Guarantee by the Borrower or any Subsidiary, (ii) that will not mature prior to the date that is ninety-one (91) days after the Maturity Date, (iii) that has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (v) hereof), (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (A) the date that is five (5) years from the date of the issuance or incurrence thereof and (B) the date that is ninety-one (91) days after the Maturity Date, and (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes Documents taken as a whole (other than provisions customary for senior discount notes of a holding company); provided that a certificate of a Responsible Officer delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and provided, further, that any such Indebtedness shall constitute Permitted Holdings Debt only if both before and after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing;

(u) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(v) Subordinated Indebtedness constituting deferred purchase price of, or incurred to finance, (i) Permitted Acquisitions or (ii) acquisition of the minority interests in Kate Spade LLC and/or Gurwitch Products LLC in an amount that is not in excess of $250,000,000 at any time outstanding; and

(w) Term Loan Pari Passu Lien Obligations; provided that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.00.

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Indebtedness.

SECTION 6.02. Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary other than after-acquired property affixed or incorporated thereto and proceeds or products thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(d) Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens (other than with respect to Real Estate) attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions thereto and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations and Synthetic Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capitalized lease or Synthetic Lease; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(e) Liens on the membership interests in Gurwitch Products LLC and Kate Spade LLC or other similar Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Sections 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.01;

(i) Liens in favor of Holdings, the Borrower or a Subsidiary securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j) any interest or title of a lessor under leases or secured by a lessor’s interests under leases entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens in respect of the HSBC Arrangements (or any Permitted Replacement Credit Card Program); provided that no such Lien shall apply to cash constituting the proceeds of any Collateral;

(p) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(q) Other Liens (other than Liens on Inventory) securing obligations incurred in the ordinary course of business which obligations do not exceed $15,000,000 at any time outstanding;

(r) any Lien existing on any property or asset (other than Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(s) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(t) Liens arising out of Sale and Lease-Back transactions permitted by Section 6.06;

(u) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(v) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(w) the Pari Passu Liens (or any Liens of no greater scope securing any extensions, renewals or replacements of the 2028 Debentures that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g)); provided that such Liens do not apply to any property other than that described in Section 10.6 of the indenture pursuant to which the 2008 Notes and the 2028 Debentures were issued;

(x) Liens granted under the Term Loan Security Documents (or, in the case of any Term Loan Pari Passu Obligations, a separate security agreement or agreements substantially similar in all material respects to the Term Loan Security Documents) and any extensions and replacements thereof; provided that (i) such Liens secure only the obligations referred to in the Term Loan Security Documents or such separate security agreements (and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g)), (ii) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (iii) all such Liens shall be subject to the terms of, and have the priorities with respect to the Collateral as set forth in, the Intercreditor Agreement (or, in the case of any Term Loan Pari Passu Obligations, another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement);

(y) Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements; and

(z) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Inventory, other than those permitted under clauses (a), (b), (c), (d) and (e) of the definition of Permitted Encumbrance and clauses (a), (f), (g), (k), (s), (u), (w), (x) and (z) above.

SECTION 6.03. Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (x) the Merger may be consummated and (y), if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge with or into the Borrower in a transaction in which the surviving entity is the Borrower or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Borrower) expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, in which event such Person will succeed to, and be substituted for, the Borrower under the Loan Documents, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is Loan Party concurrently with such merger, (iii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Subsidiary may merge with any Person to effect an investment permitted under Section 6.04 and (v) any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement or businesses reasonably related or ancillary thereto.

(c) Holdings will not engage in any business or operations other than (i) the ownership, direct or indirect, of all the outstanding shares of capital stock of the Borrower, (ii) performance of its obligations under and in connection with the Loan Documents, the New Note Documents, the Senior Secured Term Loan Facility and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) any public offering of its common stock, any other issuance of its Equity Interests and performance of its obligations under any agreements related thereto, (vi) any transaction Holdings is permitted to enter into in this Article VI and (vii) activities incidental to the foregoing.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;

(b) investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original investment is not increased except as otherwise permitted by this Section 6.04), and any investments, loans and advances existing on the date hereof by the Borrower or any Subsidiary in or to the Borrower or any other subsidiary of the Borrower;

(c) loans or advances to officers, directors and employees of Holdings, the Borrower and any Subsidiary (i) for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Persons’ purchase of Equity Interests of Holdings (or any direct or indirect parent thereof (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity));

(d) investments by Holdings in the Borrower and by the Borrower and the Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties; provided that any such Equity Interest shall be pledged pursuant to the Security Agreement (subject to the limitations referred to in Section 5.11);

(e) loans or advances made by the Borrower to any Subsidiary that is a Loan Party and made by any Subsidiary that is a Loan Party to the Borrower or any other Subsidiary that is a Loan Party;

(f) Guarantees constituting Indebtedness permitted by Section 6.01 by Loan Parties of any Indebtedness of other Loan Parties;

(g) investments in the form of Swap Agreements permitted by Section 6.07;

(h) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i) investments received in connection with the dispositions of assets permitted by Section 6.05;

(j) investments constituting deposits described in clauses (d) and (e) of the definition of the term “Permitted Encumbrances”;

(k) accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l) (i) Permitted Acquisitions and (ii) acquisitions of the minority interests in Kate Spade LLC and/or Gurwitch Products LLC to the extent such acquisitions are financed with Subordinated Indebtedness permitted under Section 6.01(v);

(m) Liens, Indebtedness, fundamental changes, dispositions and Restricted Payments permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.08, respectively;

(n) the Transactions;

(o) investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p) investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(q) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a)(v);

(r) (i) advances of payroll payments to employees in the ordinary course of business and (ii) investments in Quality Call Care Solutions, Inc. and Willow Bend Beverage Corporation, in each case to satisfy ordinary course payroll and other obligations of such company;

(s) investments to the extent that payment for such investments is made solely with Qualified Equity Interests of Holdings (or the Borrower after a Qualified Public Offering of the Borrower);

(t) investments arising as a result of the HSBC Arrangements or any Permitted Replacement Credit Card Program;

(u) guarantees by Holdings, the Borrower or any Subsidiary of leases (other than capitalized leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v) other investments, loans and advances by the Borrower and the Subsidiaries provided that, at the time such an investment, loan or advance is made, the Payment Conditions are satisfied; and

(w) other investments, loans and advances by the Borrower and the Subsidiaries which, together with any Restricted Payments made pursuant to Section 6.08(a)(xii) and Restricted Debt Payments made pursuant to Section 6.08(b)(x), do not exceed $30,000,000 in the aggregate.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

SECTION 6.05. Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory and other assets in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of (i) investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04 and (ii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e) Sale and Lease-Back transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) sales, transfers and other dispositions of Accounts, receivables, and residual interests in connection with the HSBC Arrangements or any Permitted Replacement Credit Card Program;

(h) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary owned by a Loan Party are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) (other than in respect of the sale, transfer or other disposition of the Borrower’s interest in any Unrestricted Subsidiary that was an Unrestricted Subsidiary as of the Closing Date), shall not exceed $50,000,000 during any fiscal year of the Borrower or $250,000,000 in the aggregate after the Closing Date;

(i) sales, transfer and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) sales, transfers and dispositions permitted by Sections 6.03 and 6.08 and Liens permitted by Section 6.02;

(k) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and its Subsidiaries;

(l) sales, transfers and dispositions listed on Schedule 6.05;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (c), (f), (g), (i), (j) and (k) above) shall be made for fair value and for at least 75% cash consideration.  To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than Holdings, the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06. Sale and Lease-Back Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction (i) is made for cash consideration in an amount not less than the fair value of such property and (ii) is pursuant to a lease on market terms and (b) the Agent shall have received from the purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent.

SECTION 6.07. Swap Agreements.  No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which such Loan Party has actual exposure (other than those in respect of Equity

Interests of such Loan Party or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.  (a)  No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each of Holdings and the Borrower may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests not permitted by Section 6.01);

(ii) Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;

(iii) the Borrower and its Subsidiaries may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent thereof) the proceeds of which are used to purchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) or of the Borrower (following a Qualified Public Offering of the Borrower) (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings (or of any such direct or indirect parent), the Borrower or any of the Subsidiaries or by any stock option plan or other benefit plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases, redemptions or other acquisitions under this clause (a)(iii) shall not exceed in any fiscal year $5,000,000 (plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees of Holdings, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year);

(iv) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v) the Borrower and its Subsidiaries may make Restricted Payments to Holdings (x) in an amount (together with loans or advances made pursuant to Section 6.04(n)) not to exceed $1,500,000 in any fiscal year, to the extent necessary to pay (or allow any direct or indirect parent of Holdings to pay) its general corporate and overhead expenses incurred by Holdings (or any direct or indirect parent thereof) in the ordinary course of business, plus the amount of any reasonable and customary indemnification claims made by any director or officer of Holdings (or any direct or indirect parent thereof), (y) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (z) in an amount necessary to pay the Tax liabilities of Holdings (or any such direct or indirect parent) attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries; provided, however, that in the case of clause (z), the amount of such dividends shall not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of Federal, state and local taxes and any other taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers;

(vi) Restricted Payments made on the Closing Date to consummate the Transactions;

(vii) to the extent constituting Restricted Payments, Holdings, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09;

(viii) the Borrower and its Subsidiaries may make Restricted Payments to Holdings to finance any investment permitted to be made pursuant to Section 6.04 provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Subsidiaries or (ii) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Borrower or its Subsidiaries in order to consummate such Permitted Acquisition;

(ix) Holdings may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings;

(x) in addition to the foregoing Restricted Payments, Holdings and the Borrower may make additional Restricted Payments provided that, at the time such Restricted Payment is made, the Payment Conditions are satisfied;

(xi) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of capital stock of, or Indebtedness owed to the Borrower or a Subsidiary by, any Unrestricted Subsidiary so designated on the date hereof; and

(xii) other Restricted Payments by Holdings and the Borrower which, together with investments, loans and advances made pursuant to Section 6.04(w) and Restricted Debt Payments made pursuant to Section 6.08(b)(x), do not exceed $30,000,000 in the aggregate.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of Indebtedness in connection with the Transactions, including the redemption after the Closing Date of the 2008 Notes in accordance with Section 5.14;

(iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iv) refinancings of Indebtedness to the extent permitted by Section 6.01;

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale is permitted by Section 6.05;

(vi) payment of Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Equity Interests or substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings;

(vii) payment of Indebtedness under the Senior Secured Term Loan Facility or any Term Loan Pari Passu Obligations (or any extensions, renewals or replacements thereof permitted under Section 6.01(g) and Section 6.02(x)), with the net cash proceeds of any sale, transfer or other disposition of any Term Loan First Lien Collateral (as defined in the Intercreditor Agreement), or, in the case of any such extensions, renewals or replacements or any Term Loan Pari Passu Obligations, any property or assets in respect of which the security interest of the lenders thereunder has priority over the security interest of the Agent, for the benefit of the Secured Parties, in such property or assets, pursuant to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(viii) mandatory prepayments of Indebtedness under Section 2.09 of the Senior Secured Term Facility Credit Agreement (or any successor section thereof, or under any comparable provision in any instrument governing any Term Loan Pari Passu Obligations or any extension, renewal or replacement thereof or of the Senior Secured Term Loan Facility, in each case permitted under Section 6.01(g), pursuant to which mandatory prepayments of Indebtedness thereunder determined by reference to Excess Cash Flow (as defined in the Senior Secured Term Facility Credit Agreement or as defined substantially similarly in all material respects in any such other instrument) are required to be made), in amounts required under, and in accordance with, the Senior Secured Term Facility Credit Agreement or such other instrument (in the case of any such other instrument, in amounts no greater in any material respect than those required under the Senior Secured Term Facility Credit Agreement);

(ix) in addition to the foregoing Restricted Debt Payments, any Loan Party may make additional Restricted Debt Payments provided that the Payment Conditions are satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any Restricted Debt Payment, the Payment Conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation); and

(x) other Restricted Debt Payments which, together with any investments, loans or advances made pursuant to Section 6.04(w) and Restricted Payments made pursuant to Section 6.08(a)(xii), do not exceed $30,000,000 in the aggregate.

SECTION 6.09. Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are on terms and conditions substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04, (d) any Indebtedness permitted under Section 6.01, (e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08, (f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or its direct or indirect parent company’s) or the Borrower’s board of directors, (h) the payment of (A) management or monitoring or similar fees to the Sponsors and Sponsor termination fees and related indemnities and reasonable expenses, and (B) transaction advisory services fees with respect to transactions in respect of which the Sponsors provide any transaction, advisory or other similar services, in each case pursuant to, and in accordance with, the Management Services Agreement as such agreement is in effect as of the Closing Date, provided that in each case (x) no Event of Default has occurred and is continuing or would result after giving effect to such payment and (y) the Borrower shall have Excess Availability of at least $60,000,000 after giving effect to such payment, (i) any contribution to the capital of Holdings (or any direct or indirect parent company thereof) by the Sponsors or any Affiliate thereof or any purchase of Equity Interests of Holdings (or any direct or indirect parent company thereof) by the Sponsors or any Affiliate thereof, (j) the Transactions, (k) payments by Holdings (and any direct or indirect parent thereof), the Borrower and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (l) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (m) payments by the Borrower or any Subsidiary to any of the Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith.

SECTION 6.10. Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Lenders under the Loan Documents, or (b) the ability of any Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the date hereof identified on Schedule 6.10 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Acquisition by a Loan Party in existence at the time of such Permitted Acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of a any Person, other than the Person, or the property or assets of the Person so acquired; (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to (A) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 6.11. Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) the Senior Note Documents or the Senior Secured Term Facility Credit Agreement (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) the Senior Subordinated Note Documents or any other agreement relating to any Subordinated Indebtedness, (c) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents (except to the extent necessary to implement changes thereto disclosed to the Agent prior to the Closing Date and reasonably satisfactory to the Agent), (d) the HSBC Agreements or the documents evidencing any Permitted Replacement Credit Card Program or (e) the Management Services Agreement, to the extent, in the case of each of the foregoing clauses (a) through (e), any such amendment, modification or waiver would be adverse to the Lenders in any material respect; provided that any amendment, modification or waiver of the HSBC Agreements or any document evidencing any Permitted Replacement Credit Card Program shall be permitted so long as the Agent shall have consented thereto in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed).

SECTION 6.12. Certain Equity Securities.  No Loan Party will, nor will it permit any Subsidiary to, issue any Equity Interests that are not Qualified Equity Interests.

SECTION 6.13. Designated Disbursement Account.  After the occurrence and during the continuance of an Event of Default or Liquidity Event as to which the Agent has notified the Borrower, the Loan Parties shall not utilize the funds on deposit in the Designated Disbursement Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including any payment in respect of any Indebtedness of the Loan Parties otherwise permitted hereunder), and (b) up to $15,000,000 for such other purposes permitted hereunder as the Loan Parties may deem appropriate.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five (5) Business Days after it shall become due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Article VI, (ii) in Section 5.01(h) (after a one (1) Business Day grace period) or (iii) in any of Section 2.21, 5.02(a), 5.03 (but only with respect to Holdings’ or the Borrower’s existence), 5.06(b), 5.09 or 5.10 (provided that if (A) any such Default described in this clause

(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lender’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or the Required Lenders to the Borrower;

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Swap Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) a Change in Control shall occur;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of (i) if Excess Availability is then greater than $100,000,000, $40,000,000, or (ii) if Excess Availability is then less than or equal to $100,000,000, $20,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within sixty (60) days after its issue or levy;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) the Loan Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n) any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the satisfaction in full of the Obligations, ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments) or purports in writing to revoke or rescind any Loan Document; or

(o) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower deposit in the LC Collateral Account an amount in cash equal to 101.5% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.  Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02. Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such paragraph; provided that if it is necessary to exclude more than one Subsidiary from paragraph (g) or (h) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Agent; (b) the Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The co-arrangers, joint bookrunners, co-syndication agents and the documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

One Marcus Square
1618 Main Street
Dallas, Texas 75201
Attention: General Counsel
Facsimile No: (214) 743-7611

(ii) if to Deutsche Bank Trust Company Americas, as the Agent, an Issuing Bank or the Swingline Lender, at:

60 Wall Street
New York, NY 10005
Attention: Marguerite Sutton
Facsimile No: (212) 797-5690

(iii) if to Credit Suisse, as an Issuing Bank, at:

Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
Facsimile No: (212) 325-8304

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.  (a)  No failure or delay by the Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of

Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or an Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Commitment of any Lender; provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Borrowing Base or make any change to the definition of “Eligible Inventory” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Borrowing Base, or reduce the Dollar amount set forth in the definition of “Liquidity Event”, in each case without the written consent of the Super Majority Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or the definition of “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release any material Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.12 hereof), without the written consent of each Lender, or (H) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be.  The Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant

Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents or (vii) as required pursuant to the terms of the Intercreditor Agreement; provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without consent of any Lender.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in Section 9.02, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent and for one law firm retained by the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents.  Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agent with respect to each field examination;

(iii) lien and title searches and title insurance;

(iv) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) The Borrower shall indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a

Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Issuing Banks or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by the Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower;

(B) the Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable in the case of any assignment by any Joint Lead Arranger or any of its Affiliates); and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Borrower or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i)  Any Lender may, without the consent of the Borrower, the Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”)

in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Banks or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then an Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This

Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE

DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  Each of the Agent, each Issuing Bank and the each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, an Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsors or the Transactions other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

SECTION 9.15. Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that (i) the Agent or its Affiliate will make a loan to the Borrower under the Senior Secured Term Loan Facility and (ii) an Affiliate of the Agent will be an initial purchaser of the New Notes.

SECTION 9.16. Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Effectiveness of the Merger.  Neiman Marcus shall have no rights or obligations hereunder until the consummation of the Merger and any representations and warranties of Neiman Marcus hereunder shall not become effective until such time.  Upon consummation of the Merger, Neiman Marcus succeed to all the rights and obligations of Merger Sub as the Borrower under this Agreement and all representations and warranties of Neiman Marcus as the Borrower shall become effective as of the date hereof, without any further action by any Person.

SECTION 9.19. INTERCREDITOR AGREEMENT.  REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT.  EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS REVOLVING FACILITY AGENT AND ON BEHALF OF SUCH LENDER.  THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THIS AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02. Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.  (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent, the Issuing Banks and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07. Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.09. Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided, that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12. Release of Loan Guarantors.  Notwithstanding anything in Section 9.02(b) to the contrary (i) a Loan Guarantor that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Loan Guarantor ceases to be a Subsidiary of the Borrower and (ii) so long as no Event of Default has occurred and is continuing, (A) if a Loan Guarantor is or becomes an Immaterial Subsidiary, and such release would not result in any Immaterial Subsidiary being required pursuant to Section 5.11(e) to become a Loan Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Loan Guarantors hereunder and the provisions of Section 5.11(e) are satisfied upon giving effect to all such additions and releases) or (B) a Loan Guarantor that is a Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 5.13, then, in the case of each of clauses (A) and (B), such Loan Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty shall be automatically released upon notification thereof from the Borrower to the Agent.  In connection with any such release, the Agent shall execute and deliver to any Loan Guarantor that is a Subsidiary, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWTON ACQUISITION MERGER SUB, INC.,

by
/s/ Kewsong Lee
	Name:	Kewsong Lee
	Title:	Senior Vice President

NEWTON ACQUISITION, INC.,

by
/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Senior Vice President and General Counsel

THE NEIMAN MARCUS GROUP, INC.,

by
/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Senior Vice President and General Counsel

NEIMAN MARCUS SPECIAL EVENTS, INC.
NEMA BEVERAGE CORPORATION
NM FINANCIAL SERVICES, INC.
NM KITCHENS, INC.
BERGDORFGOODMAN.COM, LLC
BERGDORF GOODMAN, INC.
BERGDORF GRAPHICS, INC.
NEIMAN MARCUS HOLDINGS, INC.
NEMA BEVERAGE HOLDING CORPORATION
NEMA BEVERAGE PARENT CORPORATION
WORTH AVENUE LEASING COMPANY
NMGP, LLC,

by
/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Vice President

NM NEVADA TRUST,

by
/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Agent, Issuing Bank and Swingline Lender,

by
/s/ Mark E. Funk
	Name:	Mark E. Funk
	Title:	Managing Director

by
/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Issuing Bank,

by
/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Director

by
/s/ Vanessa Gomez
	Name:	Vanessa Gomez
	Title:	Vice President